Exhibit 4

Oi S.A. – IN JUDICIAL REORGANIZATION ITEMS 12.5 TO 12.10 OF THE REFERENCE FORM

Candidate appointed to the Fiscal Council

12.5 Registration data and professional experience:

Name	Date of Birth	Age	Profession
Raphael Manhães Martins	02/08/1983	37	Attorney
CPF or Passport (PAS)	Elective Position Occupied	Date of Election	Investiture Date
096.952.607-56	Fiscal Council	AGM 2020
Term of Office	Other Positions held in the Company	Indication if Elected by the Controller
AGM 2021	Does not apply	No
Indication if you are an Independent Member		Number of Consecutive Offices
Yes		02 (if elected)
Professional Experience

Lawyer, partner at Faoro & Fucei (since 2010). Board Member (Holder) of Eternit S/A since 2015. Member of the Fiscal Council of Vale S.A. since 2015, of Oi S.A. since 2019 and of companies of Grupo JHSF Participações S.A. since 2019. He was a member of the Board of Directors (Holder) of Light S/A, from 2018 to 2019; and of Condor S/A - Indústria Química, from 2017 to 2019. He was a member of the Fiscal Council of Light S.A., from 2014 to 2018; of Fibria Celulose S/A, from 2016 to 2017; and of Embratel Participações S.A., in 2014. Former professor at UFRJ (2010) and UERJ (2007/2009). Registered with the Brazilian Bar Association, Rio de Janeiro Chapter.

Declaration of Possible Convictions

Raphael Manhães Martins has no criminal conviction, any conviction in a CVM (Brazilian Exchange Commission) administrative proceeding, nor any final judicial or administrative conviction that has suspended or disabled the practice of professional or commercial activity.

12.6 Percentage of Participation in Board Meetings in the last financial year, held by the respective body that occurred after taking office:

Advisor	Participation in meetings (%)
Raphael Manhães Martins	100

12.7 Information mentioned in item 12.5 regarding members of statutory committees, as well as audit, risk, financial and compensation committees, even if such committees or structures are statutory:

He does not participate in any Company committee.

Exhibit 4

12.8 Information on acting as a member of the statutory committees, as well as the audit, risk, financial and compensation committees:

He does not participate in any Company committee.

12.9. Information on the existence of a marital relationship, stable union or kinship up to the third degree between:

a.  Company’s officers

b. (i)  Company’s officers and (ii) officers of direct or indirect subsidiaries of the Company

c. (i) officers of the Company or its direct or indirect subsidiaries and (ii) Company’s direct or indirect controllers

d. (i) Company’s officers and (ii) officers of the direct and indirect controlling companies of the Company

There is no kinship between the Fiscal Council and any of the aforementioned persons.

12.10. Information on the relationship of subordination, service or control maintained, in the last 3 fiscal years, between the officers of the Company

a. company controlled, directly or indirectly, by the Company

No.

b. direct or indirect controller of the Company

No.

c. if relevant, supplier, customer, debtor or creditor of the Company, its controlled or controlling persons or subsidiaries of any of these persons

No

Raphael Manhães Martins

Exhibit 4

DECLARATION

I, Raphael Manhães Martins, Brazilian, single, lawyer, OAB/RJ (Brazilian Bar Association) nº 147187, enrolled with the CPF/MF under nº 096.952.607-56, with address at Rua Araújo Porto Alegre, 36, room 1102, Centro, Rio de Janeiro/RJ, Zip Code: 20030-902, pursuant to art. 2nd of CVM (Brazilian Securities Commission) Instruction 367/02, declare under the penalties of the law that, if elected to the position of Member of the Fiscal Council of OI S.A – In Judicial Reorganization, I will be able to sign the Term of Investiture to which that rule refers, certifying that: (i) I am not hindered by special law, or convicted for bankruptcy, prevarication, bribery, concussion, embezzlement, against the popular economy, public faith or property, or the criminal penalty prohibiting, even if temporarily, access to public positions, as provided in paragraph 1 of Article 147 of Law No. 6,404/76; (ii) I am not convicted to the penalty of suspension or temporary disqualification applied by the CVM (Brazilian Securities Commission), which makes me ineligible for the management positions of a publicly held company, as established in paragraph 2 of Article 147 of Law No. 6.404/76; (iii) to the best of my knowledge, I comply with the requirement of unblemished reputation established by paragraph 3 of article 147 of Law no. 6,404/76; and (iv) I do not hold a position in a company that may be considered a competitor of the company, and I do not have, nor do I represent, an interest conflicting with that of the company, in the form of items I and II of paragraph 3 of article 147. 147 of Law No. 6,404/76.

I declare, finally, under the penalties of the law, in accordance with art. 10 of ICVM 481/09 (with wording given by ICVM No. 561/15) and pursuant to items 12.9 and 12.10 of the Reference Form set out in Annex 24 of ICMV 552/14, not to have any marital relationship, stable union or kinship up to the 2nd degree with managers of OI S.A – In Judicial Reorganization, its subsidiaries and their controlling shareholders, as well as not to have any relationship of subordination, provision of services or control, in the last three fiscal years, with a controlled company, indirect or direct controlling shareholder, supplier, client, debtor or creditor of OI S.A – In Judicial Reorganization.

São Paulo, March 16, 2020

Raphael Manhães Martins
CPF 096,952,607-56